EXHIBIT 99.1

NMHC — Q4/FISCAL 2007
PRESS RELEASE — DRAFT
CONTACTS:

NMHC	FD
Stuart Diamond, CFO, 516-605-6640	Evan Smith, 212-850-5606
sdiamond@nmhc.com	evan.smith@fd.com
NMHC Reports Fourth Quarter and Fiscal Year 2007 Financial Results
PORT WASHINGTON, N.Y.—(BUSINESS WIRE)—Sept. 10, 2007—National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager (“PBM”), today reported its results for the fiscal fourth quarter and fiscal year ended June 30, 2007.
Three months ended June 30, 2007
Revenue for the 2007 fiscal fourth quarter was $146.0 million, as compared to revenue of $211.5 million for the same period last year, a 31.0 percent decrease. This decrease is primarily attributable to a decrease in covered lives as compared to last year resulting from the loss of various customers.
For the 2007 fiscal fourth quarter, gross profit was $21.1 million, as compared to $21.7 million for the same period last year, reflecting a decrease of 2.8 percent. The decrease in gross profit is primarily attributable to a $1.0 million reduction from the PBM segment, offset by a $424,000 increase in the Specialty Pharmacy segment. Primarily related to a change in customer mix, gross profit as a percentage of revenue, or gross margin, increased to 14.5 percent for the 2007 fiscal fourth quarter, as compared to 10.3 percent for the same period last year. Adjusted prescriptions for the 2007 fiscal fourth quarter were 5.3 million, as compared to 7.5 million for the same period last year. Gross profit per adjusted prescriptions increased to $3.98 from $2.89 for the same period last year. Adjusted prescription volume equals our Mail Service prescriptions multiplied by three, plus our retail prescriptions. These Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.
Selling, general and administrative (“SG&A”) expenses increased $7.0 million, or 36.8 percent, from $19.0 million for the 2006 fiscal fourth quarter to $26.0 million for the 2007 fiscal fourth quarter. This increase is primarily related to (i) $3.0 million net increase in compensation related costs, including a $2.0 million increase in one-time termination benefits incurred in connection with our senior management changes, (ii) $1.5 million increase in bad debts, (iii) $1.0 million increase in professional fees and legal settlement costs related to settlements of various legal issues and increases in other professional fees, (iv) $1.0 million increase in information-technology (“IT”) costs which includes a

$657,000 impairment loss related to the cancellation of various capitalized projects, and (v) $400,000 increase in other costs.
Our operating loss for the 2007 fiscal fourth quarter was $4.9 million as compared to operating income of $2.8 million for the 2006 fiscal fourth quarter.
Our effective tax rate was 25.9% for the 2007 fiscal fourth quarter, as compared to 39.7% for the 2006 fiscal fourth quarter. The 25.9% effective tax rate provides us with a tax benefit for the 2007 fiscal fourth quarter whereas the 39.7% effective tax rate resulted in tax expense for the 2006 fiscal fourth quarter. The decrease in the effective tax rate is primarily from employee stock options in accordance with SFAS No. 123(R).
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) for the 2007 fiscal fourth quarter was $(2.2) million, as compared to $4.9 million for the 2006 fiscal fourth quarter. EBITDA before stock-based compensation expense for the 2007 fiscal fourth quarter was $(1.5) million, as compared to $6.2 million for the same period last year. EBITDA per adjusted prescription decreased to $(0.42) during the 2007 fiscal fourth quarter from $0.65 during the same period last year. During both the fiscal fourth quarters of 2006 and 2007, NMHC paid $1.4 million of dividends on the series A preferred stock.
Net loss available to common stockholders for the 2007 fiscal fourth quarter was $4.8 million, or ($0.87) per basic and diluted share, as compared to net income available to common stockholders of $369,000, or $0.07 per basic share and diluted share, for the same period last year. For the 2007 fiscal fourth quarter, the Company’s weighted-average number of diluted shares outstanding approximated 5.5 million shares, as compared to 5.4 million shares for the same period last year. Both the 2006 and 2007 fiscal fourth quarter calculations do not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock as they are anti-dilutive.
“We continue to be engaged in an on-going review of our infrastructure, service offerings and customer base to determine the most appropriate strategic focus for the Company,” said Thomas W. Erickson, NMHC’s Interim President and CEO. “We expect that this review will enable us to put in place a more cost effective infrastructure capable of delivering superior service to our customers and improved financial performance for our stockholders. More precisely, this process is focused on streamlining our operations, enhancing our product and service offerings and restoring growth in both revenue and operating profitability to the Company. We believe that PBM industry is poised for continued growth and that NMHC’s assets and core capabilities provide us with a platform for success in this market.”
Fiscal 2007 Financial Review
During the fiscal year ended June 30, 2007, we identified various errors which resulted in a reduction of our operating income of approximately $211,000. These various errors consisted of the following:
•	Rebate errors that resulted in an approximately $1.5 million decrease in operating income (the “Rebate Error”);

•	Claims payable errors that resulted in a $692,000 increase in operating income. This $692,000 increase is comprised of a $1.5 million increase in gross profit offset by an $831,000 increase in our selling, general and administrative expenses (the “Claims Payable Error”);

•	An error relating to the accounting treatment for various lease transactions that resulted in a $584,000 increase in operating income (the “Lease Error”); and

•	Other errors that resulted in a $14,000 decrease in operating income.
Revenue for the fiscal year ended June 30, 2007 was $679.1 million, as compared to $862.9 million for the same period last year. The 21.3 percent decrease in revenue is primarily the result of a 25.4 percent decrease in the amount of adjusted prescriptions; partially offset by a 5.4 percent increase in the gross revenue per adjusted prescription. Adjusted prescriptions for the fiscal year ended June 30, 2007 were 24.7 million as compared to 33.1 million for the same period last year. The decrease in the amount of adjusted prescriptions is primarily attributable to a 20.9 percent decrease in covered lives during the fiscal year ended June 30, 2007 as compared to the same period last year resulting from the loss of various customers. The increase in revenue per adjusted prescription is primarily the result of a change in customer mix.
For the fiscal year ended June 30, 2007, gross profit was $87.3 million, a 4.5 percent decrease from the $91.4 million for the same period last year. This decrease is primarily the result of a $5.9 million reduction in rebate revenue from our PBM segment (exclusive of the $1.5 million Rebate Error as defined and discussed above) due to the current trends in negotiations with our customers. This decrease in gross profit was partially offset by (i) $443,000 increase in gross profit from our PBM segment, exclusive of rebates, and (ii) $1.4 million increase in gross profit from our Specialty Pharmacy segment. Further, the $1.5 million relating to the Claims Payable Error as defined and discussed above offsets the $1.5 million relating to the Rebate Error as noted above. Primarily due to changes in our customer mix, gross profit as a percentage of revenue, or gross margin, for the fiscal year ended June 30, 2007 increased to 12.9 percent as compared to 10.6 percent for the same period last year.
Gross profit per adjusted prescription for the fiscal year ended June 30, 2007 increased to $3.53 as compared to $2.76 for the same period last year.
For the fiscal year ended June 30, 2007, SG&A expenses increased $11.6 million or 15.3 percent, from $75.9 million to $87.5 million for the same period last year. This increase is primarily the result of (i) $5.8 million net increase in compensation related costs, inclusive of a $2.3 million increase in one-time termination benefits primarily related to our senior management changes, (ii) $2.9 million increase in professional fees and insurance, primarily related to the review of various financial transactions in conjunction with the filings of our Quarterly Report on Form 10-Q for the periods ended December 31, 2006 and September 30, 2006, settlements of various legal proceedings, as well as an increase in our insurance premiums, (iii) $1.2 million increase in IT related costs, which includes a $657,000 impairment loss related to the cancellation of various capitalized projects, (iv) $1.9 million increase in bad debt expense (inclusive of the $831,000 Claims Payable Error as noted above), of which $1.2 million was incurred during the fourth quarter of fiscal 2007, and (v) $384,000 of net increases in other SG&A expenses. These increases were offset by $584,000 related to the Lease Error as defined and discussed above.
NMHC’s effective tax rate was 92.9 percent for the fiscal year ended June 30, 2007, as compared to 42.1 percent for the same period last year. The increase in the effective tax rate primarily resulted from lower pre-tax income combined with the effects of expensing stock options in accordance with SFAS 123R offset by a $439,000 reversal of a prior state tax reserve as the related statute of limitations expired during fiscal 2007.
EBITDA for the fiscal year ended June 30, 2007 was $9.7 million, a 57.8 percent decrease, as compared to $23.0 million for the same period last year. EBITDA before stock-based compensation expense for the fiscal year ended June 30, 2007 was $13.5 million as compared to $26.2 million for the same period last year, a 48.5 percent decrease. EBITDA per adjusted prescription decreased to $0.39 during the fiscal year ended June 30, 2007 from $0.69 during the same period last year.
Net loss available to common stockholders for the fiscal year ended June 30, 2007 was $6.0 million, or ($1.10) per basic and diluted share, as compared to net income available to common stockholders of $3.6 million, or $0.70 per basic share and $0.67 per diluted share for the same period last year. For the fiscal year ended June 30, 2007, the Company’s weighted-average number of diluted shares outstanding approximated 5.5 million shares, as compared to 5.3 million shares for the same period last year. The calculation for the fiscal years ended June 30, 2007 and 2006 does not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock as they are anti-dilutive.
Fiscal 2008 Financial Outlook
Due to NMHC’s on-going review of its infrastructure, service offerings and customer base, the Company at this time is not providing fiscal 2008 financial guidance. When NMHC determines it is appropriate, the Company intends to provide the market with an update.
Conference Call
Management will host a conference call tomorrow, September 11th, to discuss their 2007 fiscal fourth quarter and full year results at 8:30 a.m. ET. To listen to the call, please dial 866-800-8649 (U.S. callers) or 617-614-2703 (international callers), and provide pass code# 23628047. A live webcast of the call will be accessible on the Company’s website, www.nmhc.com. The webcast will be archived on the site and a telephone replay will be available for seven days beginning at 11:30 a.m. ET. To access the replay, please dial 888-286-8010 (U.S. callers) or 617-801-6888 (international callers) using conference ID: 77554294.
Non-GAAP Measures
In addition to the results presented in accordance with GAAP throughout this press release, NMHC has presented non-GAAP financial measures, such as EBITDA.
NMHC calculates and uses EBITDA as an indicator of their ability to generate cash from their reported operating results. This measurement is used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, we believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for their discretionary use, nor is it intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under GAAP. The items excluded from EBITDA but included in the calculation of their reported net income are significant components of their consolidated statements of income, and must be considered in performing a comprehensive assessment of their overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Their calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Reconciliation schedules to the comparable GAAP measures are available on pages 10 and 11.
About NMHC
National Medical Health Card Systems, Inc. provides PBM services to plan customers, which include managed care organizations, local governments, unions, corporations, HMOs, employers, workers’ compensation plans, third party health care plan administrators and federal and state government programs through its network of licensed pharmacies throughout the United States. The Company’s PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, Medicare Part D services, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, data access and reporting and information analysis. In addition, the Company owns a mail service pharmacy and a specialty pharmacy and is a national provider of drug benefits to its customers under the federal government’s Medicare Part D program.
Forward-Looking Statements
This press release and any attachment thereto contains forward-looking information about National Medical Health Card Systems, Inc.’s financial results and estimates, business prospects, and products and services that involve substantial risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You can identify these statements by the use of words such as “may,” “could,” “estimate,” “will,” “believe,” “anticipate,” “think,” “intend,” “expect,” “project,” “plan,” “target,” “forecast”, and similar words and expressions which identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. For a discussion of such risks, uncertainties and other matters that could cause actual results to differ materially, including risks relating to, among other factors, pricing, competition in the bidding and proposal process, our ability to consummate contract negotiations with prospective clients, dependence on key members of management, government regulation, acquisitions and affiliations, the market for PBM services, and the outcome of our on-going review of the Company’s infrastructure, service offerings and customer base, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and in its reports on Forms 10-Q and 8-K filed with the U.S. Securities and Exchange Commission. NMHC assumes no obligation to update any forward-looking statements contained in this document or the attachments to reflect new information or future events or developments after the date any such statement is made.
Tables Follow —
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NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	June 30,
Assets	2007	2006
Current:
Cash and cash equivalents	$705	$8,410
Restricted cash	19,276	4,845
Accounts receivable, net	62,465	82,365
Rebates receivable	42,417	48,911
Inventory	6,250	5,666
Deferred tax assets	1,913	2,278
Prepaid expenses and other current assets	2,758	2,623

Total current assets	135,784	155,098

Property and equipment, net	14,541	13,653
Intangible assets, net	2,551	3,013
Goodwill	99,414	99,319
Other non-current assets	799	1,070

Total Assets	$253,089	$272,153

Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity
Current Liabilities:

Claims payable to pharmacies	$59,508	$88,979
Rebates payable to customers	45,668	60,953
Trade and other payables and accrued expenses	19,804	10,707
Current portion of capital lease obligations	989	16
Customer deposits payable	12,244	1,541
Other current liabilities	954	—

Total current liabilities	139,167	162,196

Capital lease obligations, less current portion	1,486	—
Other non-current liabilities	1,330	829
Deferred tax liabilities	8,780	7,784

Total liabilities	150,763	170,809

Commitments and Contingencies
Redeemable Preferred Equity:

Series A redeemable convertible preferred stock $.10 par value; 15,000,000 shares authorized, 6,956,522 issued and outstanding, aggregate liquidation preference of $111,304,352	76,813	76,338

Common Stockholders’ Equity:

Common Stock, $.001 par value, 35,000,000 shares authorized, 10,158,221 and 9,933,697 shares issued, 5,518,321 and 5,293,797 outstanding, respectively	10	10
Additional paid-in capital	133,120	126,630
Accumulated deficit	(55,738)	(49,755)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)

Total common stockholders’ equity	25,513	25,006

Total Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity	$253,089	$272,153

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Years ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)
Revenue ( excludes participant co-payments retained by the pharmacies of $50,836, $78,012, $249,526 and $321,055, respectively)	$146,038	$211,451	$679,081	$862,853

Cost of claims (excludes participant co-payments retained by the pharmacies of $50,836, $78,012, $249,526 and $321,055, respectively)	124,947	189,744	591,766	771,487

Gross profit	21,091	21,707	87,315	91,366

Selling, general and administrative expenses	26,036	18,955	87,481	75,852

Operating (loss) income	(4,945)	2,752	(166)	15,514

Other income (expense):
Interest expense	(166)	(67)	(516)	(313)
Interest income	668	408	1,912	1,462
Other income, net	39	29	60	9

	541	370	1,456	1,158

(Loss) income before (benefit) provision for income taxes	(4,404)	3,122	1,290	16,672
(Benefit) provision for income taxes	(1,141)	1,238	1,198	7,015

Net (loss) income	(3,263)	1,884	92	9,657

Redeemable convertible preferred stock cash dividends	1,396	1,396	5,600	5,600
Accretion of transaction expenses	119	119	475	475

Net (loss) income available to common stockholders	$(4,778)	$369	$(5,983)	$3,582

Earnings (loss) per common share:
Basic	$(0.87)	$0.07	$(1.10)	$0.70

Diluted	$(0.87)	$0.07	$(1.10)	$0.67

Weighted-average number of common shares outstanding:
Basic	5,489	5,291	5,454	5,143

Diluted	5,489	5,413	5,454	5,311

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years ended
	June 30,
	2007	2006	2005

Cash flows from operating activities:
Net income	$92	$9,657	$12,381
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,777	7,470	6,300
Stock-based compensation expense	3,799	3,240	—
Amortization of deferred gain	(21)	(49)	(100)
Amortization of deferred financing costs	113	112	167
Loss on disposal of capital assets	—	38	—
Loss on impairment of capital assets	657	—	—
Provision for doubtful accounts	2,080	200	651
Deferred income taxes	1,204	1,587	2,912
Excess tax benefits from exercise of stock options	(221)	(2,255)	—
Changes in assets and liabilities:
Restricted cash	(14,431)	(851)	435
Accounts receivable	17,820	20,564	(27,425)
Rebates receivable	6,494	(8,534)	488
Inventory	(584)	(1,547)	(867)
Due from affiliates	—	31	(13)
Prepaid expense and other current assets	(135)	1,160	(3,867)
Other non-current assets	158	113	2,694
Claims payable to pharmacies	(29,471)	(27,159)	16,401
Rebates payable to customers	(15,285)	12,995	11,985
Trade and other payables and accrued expenses	8,418	(10,889)	(19,108)
Customer deposits payable	10,703	(1,389)	2,918
Income taxes payable and other current liabilities	1,483	3,284	5,289
Other non-current liabilities	522	(120)	(919)

Net cash provided by operating activities	3,172	7,658	10,322

Cash flows from investing activities:
Capital expenditures	(5,392)	(7,898)	(5,795)
Acquisition of PCN, net of cash acquired	—	—	3,150
Acquisition of Centrus, net of cash acquired	—	—	(1,000)
Acquisition of Inteq, net of cash acquired	—	116	(139)
Acquisition of PPP, net of cash acquired	(901)	(425)	(358)
Acquisition of MPP	(266)	—	—
Proceeds from sale of capital assets	5	185	—

Net cash used in investing activities	(6,554)	(8,022)	(4,142)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,319	4,876	4,188
Proceeds from revolving credit facility	—	82,625	724,758
Repayments of revolving credit facility	—	(82,625)	(724,811)
Payments of redeemable convertible preferred stock cash dividends	(4,204)	(5,600)	(5,600)
Excess tax benefits from exercise of stock options	221	2,255	—
Deferred financing costs	—	—	(459)
Repayments of debt and capital lease obligations	(2,659)	(29)	(372)

Net cash (used in) provided by financing activities	(4,323)	1,502	(2,296)

Net (decrease) increase in cash and cash equivalents	(7,705)	1,138	3,884
Cash and cash equivalents at beginning of year	8,410	7,272	3,388

Cash and cash equivalents at end of year	$705	$8,410	$7,272

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
$ IN THOUSANDS

	Quarters Ended June 30,
	2007	2006

Net cash (used in) provided by operating activities	$(2,482)	$369
(Benefit) provision for income taxes	(1,141)	1,238
Interest income, net	(502)	(342)
Net change in assets and liabilities	4,019	3,883
Non-cash items to reconcile net cash from operations to net income	(2,131)	(295)

EBITDA	$(2,237)	$4,853

Stock-based compensation expense	767	1,327

EBITDA before stock-based compensation expense	$(1,470)	$6,180

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
$ IN THOUSANDS

	Years Ended June 30,
	2007	2006

Net cash provided by operating activities	$3,172	$7,658
Provision for income taxes	1,198	7,015
Interest income, net	(1,396)	(1,149)
Net change in assets and liabilities	14,308	12,342
Non-cash items to reconcile net cash from operations to net income	(7,611)	(2,873)

EBITDA	$9,671	$22,993

Stock-based compensation expense	3,799	3,240

EBITDA before stock-based compensation expense	$13,470	$26,233